UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2016

Ecoark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53361	39-2075693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rogers, AR	72758
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 259-2977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

As a result of the transactions contemplated under the Merger Agreement, dated January 29, 2016 and filed with the Securities and Exchange Commission in a Current Report on Form 8-K filed on February 4, 2016, Ecoark Holdings, Inc. (the “Company”) appointed three members to its Board of Directors which now constitute a majority of the Company’s Board of Directors. The information provided in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2016, our Board of Directors appointed Randy S. May, Greg Landis and Gary Metzger to serve as a members of the board of directors. Set forth below is biographical information regarding the appointees to the Board:

Randy S. May: Ecoark is a Delaware corporation incorporated by Randy May on November 28, 2011. Since then, Randy May has served as CEO and Chairman of the Board of Ecoark. As CEO, Randy leads a strong management team that is working to deliver Ecoark’s mission of sustainable solutions through its subsidiaries and strategic partners. Under his leadership, Ecoark has completed three strategic acquisitions since 2012. Randy is a 25-year retail and supply-chain veteran with extensive experience in marketing, operational and executive roles. Prior to Ecoark, Randy held a number of roles with Wal-Mart, the world's largest retailer based in Bentonville, Arkansas. From 1998-2004 Randy served as Divisional Manager for half the United States for one of such company’s specialty divisions. There, he was responsible for all aspects of strategic planning, finance, and operations for more than 1800 stores. He had complete P&L responsibility for more than $4 billion dollars of sales at the time. Under Randy’s leadership, the business grew sales and market share in a strong competitive market. As founder of Ecoark and Ecoark’s primary innovator, it is essential to have Mr. May on the Board of Directors.

Greg Landis: Mr. Landis has served on the Board of Directors of Ecoark since 2011. Mr. Landis is a Certified Public Accountant and, since August 2009, has served as the principal of the accounting firm of Landis & Associates, PLLC in Bentonville, Arkansas. Mr. Landis is licensed as a CPA in Arkansas and is a member of the American Institute of Certified Public Accountants and the Arkansas Society of Certified Public Accountants. Previously, Mr. Landis has served as the Chief Financial Officer of banks in Kansas, Arkansas and Texas including organizations with over $2 billion in assets. Prior to these positions, he was a manager in the largest CPA firm in Kansas. Mr. Landis graduated from Wichita State University in 1985 with a Bachelor’s degree in Business Administration and a major in Accounting. With Mr. Landis’s financial expertise and knowledge of Ecoark’s operations, Mr. Landis’s experience and qualifications are essential to the Board of Directors.

Gary Metzger: Mr. Metzger has served on the Board of Directors of Ecoark since 2013. Mr. Metzger offers 40 years of product development, strategic planning, management, business development, and operational expertise. He had served as an executive at Amco International, Inc. and Amco Plastics Materials, Inc., where in 1986 he was named President for 24 years until Amco was sold to resin distribution giant Ravago Americas in December of 2011. Mr. Metzger was co-owner of Amco Plastics Materials, Inc. Mr. Metzger’s leadership and knowledge of manufacturing companies are an asset to the Board of Directors. In addition to his leadership functions, Mr. Metzger spearheaded research and development for recycled polymers, new alloy and bio-based polymer development, and introducing fragrance into polymer applications. He also developed encrypted item level bar code identification technology, anti- counterfeiting technologies, and antimicrobial technologies.

Further, after the appointment of Randy S. May, Greg Landis and Gary Metzger to the Company’s Board of Directors, the Company’s Board of Directors made the following appointments:

Randy S. May Chief Executive Officer and Chairman of the Board

Dr. Ashok K. Sood President

Dr. Yash R. Puri Executive Vice President and Chief Financial Officer

Roshan Weerasinghe Executive Vice President and Chief Operations Officer

Greg Landis Secretary

Item 5.03 Amendment to Articles of Incorporation

On April 13, 2016, the Company’s Board of Directors amended its bylaws, as permitted by the Company’s bylaws to provide that the number of directors of the Company shall be no fewer than two directors and not more than nine directors with the exact number to be fixed by the Company’s Board of Directors. The text of the amendment is attached to this Current Report on Form 8-K as Exhibit 3.4.

Item 8.01 Other Events

On April 13, 2016, the Company issued a press release announcing the President of one of the Company’s subsidiaries, Eco3D, will be giving a presentation at the Engineering News Record about the business effects of 3d scanning and modeling. The information contained in this Item 8.01, including Exhibit 99.1, is being furnished, not filed, with the Securities and Exchange Commission and is not incorporated by reference in any filings unless specifically identified therein as being incorporated therein by reference.

Item 9.01   Financial Statement and Exhibits.

(d)  Exhibits

Exhibit No.	Description
3.4	Amendment of the Company’s Bylaws
2.1	Merger Agreement between Magnolia Solar Corporation, Magnolia Solar Acquisition Corporation, and Ecoark, Inc. dated January 29, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K dated February 4, 2016)
99.1	Press Release, dated April 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECOARK HOLDINGS, INC.

Date: April 14, 2016	By:	/s/ Randy May
Name: Randy May
Title: Chief Executive Officer

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